Exhibit 10.1

ARIBA, INC.

EMPLOYMENT AND TRANSITION AGREEMENT

This Employment and Transition Agreement (the “Agreement”) is entered into as of October 25, 2011, between Robert M. Calderoni (the “Executive”) and Ariba, Inc. (the “Company”).

Recitals

The Company’s Board of Directors (the “Board”), in discharging its responsibilities to establish a management succession plan and assure a smooth and successful transition when the Board appoints a new Chief Executive Officer, has determined that it is in the best interests of the Company, its stockholders, its employees and its business partners that the Company at this time take reasonable and appropriate steps to assure the Executive’s continued commitment to the Company in his current role and to further assure his continuing as a member of the Company’s senior management team for a period following the appointment of a new Chief Executive Officer.

The Executive and the Company have previously entered into an Amended and Restated Severance Agreement, dated August 25, 2008 (as amended, the “Severance Agreement”), which provides that the Executive will become entitled to certain benefits in the event his employment terminates under specified circumstances.

Simultaneously with execution of this Agreement, the Company and the Executive are entering into an agreement (the “Retention Agreement”) providing for certain additional benefits if the Executive continues as an Executive Officer for the next five Fiscal Years.

In order to further clarify their mutual commitment and define the roles that the Executive will have at the Company over the next five Fiscal Years, the Board has determined that it is appropriate for the Company and the Executive enter into this Agreement.

Terms and Conditions

1.	Effectiveness and Term. This Agreement is effective October 1, 2011 (the “Effective Date”) and continues in effect until the earlier of September 30, 2016 (the “Fifth Anniversary”) or the date on which the Executive’s position as an Executive Officer terminates for any reason. The earlier of such occurrences is referred to as the “Expiration Date” and the period from the Effective Date to the Expiration Date is referred to as the “Term” of this Agreement.

2.	At-Will Employment. The Executive and the Company agree that the Executive’s employment with the Company constitutes “at-will” employment. Notwithstanding any other provision to the contrary, the Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or the Executive.

3.	Definitions. Capitalized terms used but not elsewhere defined in this Agreement have the meanings specified below:

a.	“Chief Executive Officer” refers to the most senior executive officer position at the Company and entails the duties and responsibilities typically assigned to a chief executive officer of similarly-situated U.S. public companies.

b.	“Committee” means the Compensation Committee of the Company’s Board of Directors (or a properly authorized subcommittee thereof), as constituted from time to time.

c.	“Executive Chair” refers to a position as an executive officer and employee of the Company as well as a member and chair of its Board. The responsibilities and duties of the Executive Chair shall consist of the following:

i.	Leading Board meetings,

ii.	Setting Board meeting agendas,

iii.	Leading Board assessments and evaluations,

iv.	Developing, supporting and mentoring the Chief Executive Officer during his or her transition period following appointment, including making industry and leadership introductions for the Chief Executive Officer,

v.	Performing such aspects of the Chief Executive Officer’s functions as are mutually agreed by the Executive Chair and a majority of the other members of the Board, if the Chief Executive Officer is unable to so perform,

vi.	Leveraging on behalf of the Company his relationships and network including customers, employees, investors and government relations,

vii.	Participating in and contributing to the Company’s ongoing strategic planning and long-term goal-setting,

viii.	Supporting Company cultural initiatives such as diversity and social responsibility, and

ix.	At invitation of the Chief Executive Officer, interfacing with employees, investors and customers on behalf of the Board.

d.	“Executive Officer” refers to either the Company’s Chief Executive Officer or Executive Chair position.

e.

“Fiscal Year” refers to a fiscal year of the Company, ending on September 30th of the applicable year and identified by the calendar year in which falls such date (e.g., “Fiscal Year 2012” refers to the Fiscal Year ending on September 30, 2012).

f.	“Officer” refers to an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

4.	Role with the Company.

a.	Initial Term. During the thirty (30) months following the Effective Date (the “Initial Term”), the Company expects that the Executive will continue to serve as its Chief Executive Officer. In addition, during the Initial Term, and subject to rights the Company’s stockholders have to elect directors, the Company expects that the Executive will continue to serve as a member and chair of the Board. At the end of the Initial Term, the parties expect that the Executive may resign his position as Chief Executive Officer (and any other officer-level and board-level positions with the Company or any Company affiliate he might then hold other than the Executive Chair position) and transition into the role of Executive Chair.

b.	Second Term. During the thirty (30) months commencing at the end of the Initial Term and continuing until September 30, 2016 (the “Second Term”), the Company expects that the Executive will serve as Executive Chair. In addition, during the Second Term, and subject to rights the Company’s stockholders have to elect directors, the Company expects that the Executive will continue to serve as a member and chair of the Board. In the event that the Board fails to re-appoint or the Company’s stockholders fail to re-elect the Executive to the Board at any time prior to or during the Second Term, the Executive will continue to perform during the Second Term those duties set forth in Section 3.c. above as do not require that he be a Board member. At the end of the Second Term, the parties expect that the Executive may resign his position of Executive Chair and cease his employment with the Company. The Executive may or may not continue thereafter to serve as a member of the Board.

c.	Obligations. During the Initial Term, the Executive agrees that he will devote his full business efforts and time to the Company while serving as an employee and Officer of the Company. During the Second Term, the Executive will devote a substantial amount of his business efforts and time to the Company while serving as an employee and Officer of the Company, although the parties expect the amount of his time to decline over the course of the Second Term. While serving as an employee of the Company during the Term, the Executive agrees that he will (i) not engage in any other employment, (ii) use reasonable efforts to discharge his obligations under this Agreement, (iii) comply with the Company’s written policies that apply to Company employees generally and to Company executives and Board members specifically, and (iv) not engage in any other professional, occupation or consulting activity for any direct or indirect remuneration that materially interferes with his ability to discharge his obligations hereunder without the prior approval of the Board (which approval will not be unreasonably withheld); provided however that it is understood that during the Term he may serve on the boards of up to two companies and that, if he proposes to serve on the boards of more than two companies, before accepting any such appointment he will first obtain the approval of either the Board’s lead independent director or the chair of the Board’s Corporate Governance and Nominating Committee (which approval will not be unreasonably withheld). Notwithstanding the above, and subject to its not materially interfering with his ability to discharge his obligations hereunder, the Executive may, without the approval of the Board, serve in any capacity with any non-profit organization.

5.	Compensation. Provided Executive continues to serve as a Company employee (subject to permitted leaves of absence) for each Fiscal Year during the Term:

a.	Base Salary. The Executive’s annual base salary will continue to be $675,000.

b.	Annual Incentive Bonus. The Executive will continue to participate in the Company’s Bonus Plan – Executive Officers (the “Bonus Plan”), with an annual target bonus amount of $675,000 and a maximum bonus potential upon above-target performance of 200% of target. The performance metrics that apply to the Executive under the Bonus Plan will continue to be determined on an annual basis in the full discretion of the Committee; provided, however, that the metrics that apply to the Executive once he is no longer Chief Executive Officer but while he continues to serve as Executive Chair shall be the same metrics that apply for the applicable year to the then Chief Executive Officer.

c.	Long-Term Incentive Awards. The Executive will receive an annual performance-based equity award in the form of the Company’s performance stock units (or such other form of “full value” equity award as the Committee shall in its discretion determine to grant to Officers of the Company with respect to the applicable Fiscal Year) with a target value (as determined by the Board on the same basis used to determine the target value of equity awards granted to other Officers) as follows:

i.	Fiscal Years 2012 and 2013: $4.5 million,

ii.	Fiscal Year 2014: $4.0 million, and

iii.	Fiscal Years 2015 and 2016: $2.0 million.

The maximum number of shares that may be settled or otherwise delivered to the Executive pursuant to the terms of each such equity award upon over-achievement of the applicable performance metrics will be 200% of the at-target number of shares. Each such equity award shall be granted in accordance with the Company’s equity award grant policy as then in effect, and shall have substantially the same terms and conditions and be granted at or around the same time as the equity awards granted to the other Officers in that Fiscal Year, provided, however, that the performance metrics and service-based vesting conditions that apply to the Executive once he is no longer Chief Executive Officer but while he continues to serve as Executive Chair shall be the same metrics that apply for the applicable year to the then Chief Executive Officer. For the avoidance of doubt, if the equity awards being granted to other Officers have performance metrics that continue past the Fifth Anniversary, then subject to any Code Section 409A considerations (such that the award comply with that statute so as to avoid application of any early income inclusion, additional tax or interest thereunder), the same performance metrics shall apply to the awards granted under this Subsection to the Executive and the applicable performance-based vesting conditions shall be deemed satisfied with respect to his equity awards at the same time and to the same extent as applies to awards held by other Officers based on the achievement of those performance metrics after the Fifth

Anniversary; provided, however, that to the extent such awards incorporate a service-based vesting condition and to the extent the Executive continues as an Executive Officer through the Fifth Anniversary, such condition shall be deemed satisfied as of the Fifth Anniversary. Nothing in this Subsection reduces any rights the Executive has, or benefits provided with respect to, his Company equity awards under his Severance Agreement.

If at any time during the Term the Company does not have sufficient shares reserved for issuance under its stockholder-approved equity award plans to satisfy the requirements of this Subsection 5.c., the Company will instead structure a cash-based award providing substantially the same economic benefit as the performance-based equity award contemplated by this Subsection for the applicable Fiscal Year, including having the same target amount and maximum over-achievement potential (200% of target) as set forth above.

d.	Other Benefits. During the Term, the Executive shall be eligible to participate in such other compensation, benefit and welfare plans as the Company shall from time to time offer to members of senior management on the same terms and conditions as generally apply under such plans and under Company policy.

e.	Tax Withholding. All payments, awards and benefits hereunder shall be subject to reduction to satisfy all applicable income, employment and similar tax and other required withholding obligations.

6.	Certain Other Matters.

a.	No Additional Payments or Benefits on Termination of Service. Except as set forth in Subsection 5.c. above (providing that any service-based vesting condition applicable to equity awards then held by the Executive shall be deemed satisfied if the Executive remains in service through the Fifth Anniversary) and in Section 6.b. below (clarification of Good Reason definition), this Agreement does not provide the Executive in connection with and as a result of termination at any time under any circumstances of his position as an Executive Officer or as a Company employee with any rights (i) to receive any payments or benefits, (ii) to receive equity grants and/or vesting continuation or acceleration applicable to his Company equity awards, or (iii) in addition to those provided in his Severance Agreement.

b.	“Good Reason” Definition. Upon the Executive’s transitioning from Chief Executive Officer to Executive Chair, the term “Chief Executive Officer” as used in Section 8(e) of the Severance Agreement shall be interpreted to mean “Executive Chair” (as defined herein).

c.	Certain Clarifications. For the avoidance of doubt, the parties agree that:

i.	the Executive’s transitioning from the Chief Executive Officer position to the Executive Chair position at the end of the Initial Term on terms and conditions no less favorable to him than those contemplated by this Agreement, whether that transition occurs as a result of the Executive’s voluntary resignation as Chief Executive Officer or of the Board’s reassigning him from the Chief Executive Officer position to the Executive Chair position, will not:

1.	trigger any benefits under Section 1 or 2 of the Severance Agreement, or

2.	constitute (A) a voluntary termination of employment by Executive under the Severance Agreement or (B) a resignation or termination of employment pursuant to Section 3.c. of the Retention Agreement that results in a forfeiture of benefits under the Retention Agreement.

ii.	the Executive’s refusal to transition out of the Chief Executive Officer position and into the Executive Chair position, if so re-assigned by the Board at or after the end of the Initial Term on terms and conditions no less favorable to him than those contemplated by this Agreement, will be considered a voluntary resignation by the Executive and will not trigger any benefits under Section 1 or 2 of the Severance Agreement;

iii.	the Executive’s resignation or removal by the Board from the position of Executive Chair at or after the end of the Second Term will not trigger any benefits under Section 1 or 2 of the Severance Agreement; and

iv.	upon the occurrence of the events described in clause iii. above, Sections 1 and 2 of the Severance Agreement shall terminate in their entirety and be of no further force and effect.

7.	Arbitration.

a.	Scope of Arbitration Requirement. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to the Executive’s employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices, or any tort or tort-like causes of action.

b.	Exceptions. The foregoing notwithstanding, the following are the only claims that may be resolved in any appropriate forum (including courts of law) as required by applicable laws then in effect: (i) claims concerning workers’ compensation benefits; and (ii) claims concerning unemployment insurance.

c.

Procedure. The arbitrator’s decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator’s decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator shall allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Fairfield County, Connecticut, or, at the Executive’s option, the county in which the Executive primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

d.	Costs. The parties shall share the costs of arbitration equally, except that the Company shall bear the cost of the arbitrator’s fee and any other type of expense or cost that the Executive would not be required to bear if he were to bring the dispute or claim in court. Both the Company and the Executive shall be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

8.	General.

a.	Administration. This Agreement shall be administered by the Committee on behalf of the Company.

b.	Successors of the Executive. This Agreement will be binding upon and inure to the benefit of the beneficiaries, heirs, executors and legal representatives of the Executive upon his death. Neither the Executive nor his beneficiary(ies) shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any portion of such amounts, and all rights provided under this Agreement are expressly declared to be non-assignable and non-transferable.

c.	Successors of the Company. This Agreement shall be binding upon and inure to the benefit of any successor to the Company. Any such successor of the Company shall expressly assume all obligations of the Company hereunder and shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.

d.	Entire Agreement; Amendment. This Agreement, together with the Severance Agreement and the Retention Agreement, represent the entire agreements and understandings between the parties as to their employment relationship. This Agreement supersedes all prior or contemporaneous agreements, whether or not written, relating to the subject matter addressed herein.

e.

Breach; Waiver. No party shall be considered in breach of any material provision of this Agreement unless the party claiming that a breach has occurred shall have given the first party written notice of the purported breach and such purported breach shall remain uncured at the end of the 20th business day following the date on which such notice is received. The waiver of a breach of any term of provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

f.	Notices. Any notice required or permitted under this Agreement shall be sufficient if in writing and shall be deemed to have been duly given when hand-delivered or mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

g.	Governing Law. This Agreement will be governed by the laws of the state of California (with the exception of its conflict of laws provisions).

h.	Acknowledgment. The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to read, review and understand all the provisions of this Agreement and is voluntarily entering into this Agreement.

i.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Each of the parties has executed this Agreement, effective as of the day and year first above written.

/s/ Robert M. Calderoni
Robert M. Calderoni

ARIBA, INC.

By:	/s/ Robert E. Knowling, Jr.
Robert E. Knowling, Jr.
Lead Independent Director of
Ariba, Inc. Board of Directors